Exhibit 99.1
Repros Therapeutics Inc. Announces Information In Compliance With NASDAQ Marketplace Rule 4350
THE WOODLANDS, Texas— January 27, 2009— In compliance with NASDAQ Marketplace Rule 4350(b)(1)(B), which requires any NASDAQ listed issuer that receives an audit opinion that contains a “going concern” qualification to make a public announcement to that effect through the news media, Repros Therapeutics Inc. (NasdaqGM:RPRX) reported today that its Annual Report on Form 10-K for the year ended December 31, 2007, included an audit opinion with a going concern qualification.
In its 2007 Annual Report on Form 10-K, the Company indicated that based on its then estimated expenses for its year 2008 planned clinical programs, it would need to raise additional capital by the fourth quarter of 2008. On October 2, 2008, the Company completed the sale of 2.4 million shares of common stock resulting in net proceeds to the Company of $15.5 million after offering expenses. As of December 31, 2008, the Company had unaudited cash and cash equivalents of $19.5 million, or $4.0 million for the year ended December 31, 2008, excluding the net proceeds of such offering.
This press release does not represent any amendment to the Company’s 2007 Annual Report on Form 10-K.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Repros Therapeutics Inc., The Woodlands Joseph S. Podolski, 281-719-3447 President & CEO